Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of SVF Investment Corp. 2 (formerly known as “SVF Investment II Corp.”) (the “Company”) on Form S-1 of our report dated December 14, 2020, except for Note 8 as to which the date is February 5, 2021, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audit of the financial statements of SVF Investment Corp. 2 (formerly known as “SVF Investment II Corp.”) as of December 14, 2020 and for the period from December 11, 2020 (inception) through December 14, 2020, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum LLP

Marcum LLP

New York, NY

February 5, 2021